Term sheet No. 38I To prospectus dated October 10, 2006, prospectus supplement dated November 13, 2006 and product supplement I dated February 1, 2007	Registration Statement No. 333-137902 Dated February 21, 2007; Rule 433

Deutsche Bank AG, London Branch

$

Performance Securities Linked to the Hang Seng China Enterprises Index due on or about March 1, 2012

General

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Performance Securities linked to the Hang Seng China Enterprises Index due on or about March 1, 2012 (the “notes”) are designed for investors who seek enhanced exposure to the Hang Seng China Enterprises Index.

•	The notes provide a return of 149% of any positive Index Return with full exposure to any negative Index Return.
•	The notes are not principal protected, either in whole or in part. Investors may lose up to 100% of their investment in the notes if the Index Return is negative.
•	Investors must be willing to forgo interest and dividend payments during the term of the notes.
•	Senior unsecured obligations of Deutsche Bank AG due on or about March 1*, 2012.
•	Denominations of $10.00.
•	Minimum initial investments of $1,000 and integral multiples of $10.00 in excess thereof.
•	The notes are expected to price on or about February 23*, 2007 and are expected to settle on or about February 28*, 2007 (the “Settlement Date”).

Key Terms

Issuer:	Deutsche Bank AG, London Branch.

Rating:	Moody’s Investors Service Ltd has assigned a rating of Aa3 to notes, such as the notes offered hereby, issued under Deutsche Bank AG’s Global Notes Program, Series A.

Index:	The notes are linked to the Hang Seng China Enterprises Index (the “Index”).

Participation Rate:	149%

Payment at Maturity:	If the Index Return is positive, at maturity you will receive, for each $10.00 principal amount of notes, a cash payment equal to:

$10.00 + ($10.00 x Participation Rate x Index Return)

If the Index Return is zero, at maturity you will receive, for each $10.00 principal amount of notes, a cash payment equal to:

$10.00

If the Index Return is negative, at maturity you will receive, for each $10.00 principal amount of notes, a cash payment, if any, equal to:

$10.00 + ($10.00 x Index Return)

If the Index Return is negative, you may lose all or a substantial portion of your principal.

Index Return:	Index Ending Level – Index Starting Level
Index Starting Level

Index Starting Level:	The Index closing level on the Trade Date.

Index Ending Level:	The Index closing level on the Final Valuation Date.

Trade Date:	February 23*, 2007

Final Valuation Date:	February 23*, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

Term; Maturity Date:	5 years; March 1*, 2012, subject to postponement in the event of a market disruption event and as described under “Description of Notes – Payment at Maturity” in the accompanying product supplement.

CUSIP:	25152C 66 8

ISIN:	DE000DB1KME7

*Expected

In the event that we make any change to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed so that the stated term of the notes remains the same.

Investing in the notes involves a number of risks. See “Risk Factors” in the accompanying product supplement and “Selected Risk Considerations” in this term sheet.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this term sheet if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. We will notify you in the event of any changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of any notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Per Note	$	$	$
Total	$	$	$
(1)

In no event will the discounts and commissions received by UBS Financial Services Inc. and Deutsche Bank Securities Inc. exceed $0.35 per $10.00 note principal amount. For more detailed information about discounts and commissions, please see “Supplemental Underwriting Information” on the last page of this term sheet.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

UBS Financial Services Inc.	Deutsche Bank Securities

ADDITIONAL TERMS SPECIFIC TO THE NOTES

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You should read this term sheet together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which these notes are a part, and the more detailed information contained in product supplement I dated February 1, 2007. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement I dated February 1, 2007: http://www.sec.gov/Archives/edgar/data/1159508/000119312507018348/d424b21.pdf

•	Prospectus supplement dated November 13, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

•	Prospectus dated October 10, 2006: http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

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Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this term sheet, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

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This term sheet, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in this term sheet and in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

What is the Payment at Maturity of the Notes Assuming a Range of Performance for the Index?

The following table illustrates the hypothetical payment amount at maturity for each $10.00 principal amount of notes for a hypothetical range of performance for the Index and assumes an Index Starting Level of 9957.76 (the actual Index Starting Level will be determined on the Trade Date) and a Participation Rate of 149%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Hypothetical Index Ending Level	Hypothetical Index Return	Payment at Maturity	Percentage Return
19915.52	100.00%	$24.90	149.00%
18919.74	90.00%	$23.41	134.10%
17923.97	80.00%	$21.92	119.20%
16928.19	70.00%	$20.43	104.30%
15932.42	60.00%	$18.94	89.40%
14936.64	50.00%	$17.45	74.50%
13940.86	40.00%	$15.96	59.60%
12945.09	30.00%	$14.47	44.70%
11949.31	20.00%	$12.98	29.80%
10953.54	10.00%	$11.49	14.90%
9957.76	0.00%	$10.00	0.00%
8961.98	-10.00%	$9.00	-10.00%
7966.21	-20.00%	$8.00	-20.00%
6970.43	-30.00%	$7.00	-30.00%
5974.66	-40.00%	$6.00	-40.00%
4978.88	-50.00%	$5.00	-50.00%
3983.10	-60.00%	$4.00	-60.00%
2987.33	-70.00%	$3.00	-70.00%
1991.55	-80.00%	$2.00	-80.00%
995.78	-90.00%	$1.00	-90.00%
0.00	-100.00%	$0.00	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following hypothetical examples illustrate how the payments at maturity set forth in the table above are calculated.

Example 1: The level of the Index increases from an Index Starting Level of 9957.76 to an Index Ending Level of 11949.31, a gain of 20%. Because the Index Ending Level of 11949.31 is greater than the Index Starting Level of 9957.76, the investor receives a payment at maturity of $12.98 per $10.00 principal amount of notes calculated as follows:

Payment at maturity per $10.00 principal amount of notes =

$10.00 + ($10.00 x Participation Rate x Index Return) =

$10.00 + ($10.00 x 149% x 20%) = $12.98

Example 2: The Index Ending Level of 9957.76 is the same as the Index Starting Level. Because the Index Ending Level and the Index Starting Level are the same, the investor receives a payment at maturity of $10.00 per $10.00 principal amount of notes.

Payment at maturity per $10.00 principal amount of notes = $10.00

Example 3: The level of the Index decreases from an Index Starting Level of 9957.76 to an Index Ending Level of 7966.21, a decline of 20%. Because the Index Ending Level of 7966.21 is less than the Index Starting Level of 9957.76, the investor receives a payment at maturity of $8.00 per $10.00 principal amount of notes.

Payment at maturity per $10.00 principal amount of notes =

$10.00 + (10.00 x Index Return) =

$10.00 + ($10.00 x -20%) = $8.00

Selected Purchase Considerations

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NO PROTECTION AGAINST LOSS — If the Index Ending Level is below the Index Starting Level, you will lose a corresponding amount of your principal investment in the notes. For example, an Index Return of -25% will result in a 25% loss of principal. You may lose up to 100% of your investment in the notes. In addition, because the notes are our senior unsecured obligations, payment of any amount at maturity remains subject to our ability to pay our obligations as they become due.

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UNCAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to enhance equity returns by multiplying a positive Index Return by the Participation Rate of 149%. The notes are not subject to a predetermined maximum gain and, accordingly, the return, if any, at maturity will be determined by the performance of the Index.

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RETURN LINKED TO THE PERFORMANCE OF THE HANG SENG CHINA ENTERPRISES INDEX — The return on the notes, which may be positive or negative, is linked to the Hang Seng China Enterprises Index, which consists of the largest H-Share companies included in the 200-stock Hang Seng Composite Index. The Hang Seng China Enterprises Index is a free float-adjusted market capitalization index. The Hang Seng China Enterprises Index is rebalanced semi-annually and had 37 constituents as of September 11, 2006. See “The Hang Seng China Enterprises Index” in this term sheet.

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CERTAIN INCOME TAX CONSEQUENCES — You should review carefully the section entitled “Certain U.S. Federal Income Tax Consequences” in the accompanying product supplement. Subject to the limitations described therein, although the tax consequences of an investment in the notes are uncertain, we believe that the notes should be characterized as prepaid financial contracts for U.S. federal income tax purposes. Assuming this characterization is respected, your gain or loss on the sale, exchange or retirement of the notes should be long-term capital gain or loss if at the time of such sale, exchange or retirement you have held the notes for more than one year. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes might differ materially. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or the courts will agree with the tax treatment described in this term sheet and the accompanying product supplement. Neither we nor UBS Financial Services Inc. renders any advice on tax matters. You are urged to consult your own tax adviser regarding all aspects of the

U.S. federal tax consequences of investing in the notes, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

In addition, under current law the United Kingdom will not impose withholding tax on payments made with respect to the notes. Please see the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders” for a discussion of certain German tax considerations relating to the notes.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Index or in any of the component stocks underlying the Index. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement I dated February 1, 2007.

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THE NOTES ARE NOT PRINCIPAL PROTECTED, IN WHOLE OR IN PART — The return on the notes at maturity is linked to the performance of the Index and will depend on whether, and the extent to which, the Index Return is positive. To the extent the Index Ending Level is less than the Index Starting Level, you will lose all or a portion of your investment in the notes. This will be true even if the level of the Index is higher than the Index Starting Level at some time during the term of the notes but is below the Index Starting Level on the Final Valuation Date. The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency. You may receive a lower payment at maturity than you would have received if you had invested directly in the Index or the component stocks underlying the Index.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY — While the payment at maturity described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agents’ commission and the estimated cost of hedging our obligations under the notes through one or more of our affiliates. As a result, the price, if any, at which Deutsche Bank AG or its affiliates will be willing to purchase notes from you prior to maturity in secondary market transactions, if at all, will likely be lower than the original issue price, and any such sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your notes to maturity.

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NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component stocks underlying the Index would have.

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THE INDEX RETURN WILL NOT BE ADJUSTED FOR CHANGES IN EXCHANGE RATES RELATED TO THE U.S. DOLLAR THAT MIGHT AFFECT THE INDEX — The value of your notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the Hong Kong dollar, which is the currency in which the component stocks underlying the Index are denominated. Therefore, if the Hong Kong dollar appreciates or depreciates relative to the U.S. dollar over the term of the notes, you will not receive any additional payment or incur any reduction in your return, if any, at maturity.

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LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. Deutsche Bank AG or an affiliate intends to offer to purchase the notes in the secondary market but is not required to do so and may cease such market making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or an affiliate is willing to buy the notes. Accordingly, you should intend to hold the notes until maturity.

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POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Index on any day, the value of the notes will be affected by a number of economic, market and political factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the notes;

•	the market prices and dividend rates on the component stocks underlying the Index;

•	interest and yield rates in the market generally and in the markets of the component stocks underlying the Index;

•	a variety of economic, financial, political, regulatory or judicial events;

•	the composition of the Index and any changes to the component stocks underlying it;

•	the exchange rate and the volatility of the exchange rate between the U.S. dollar and the Hong Kong dollar;

•	supply and demand for the notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH NON-U.S. SECURITIES MARKETS — The component stocks underlying the Index have been issued by non-U.S. companies and are traded on a foreign stock exchange. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities markets may be more volatile than U.S. securities markets, and market developments may affect non-U.S. securities markets differently from U.S. securities markets. Direct or indirect government intervention to stabilize these non-U.S. securities markets, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about non-U.S. companies than about those U.S. companies that are subject to the reporting requirements of the SEC, and non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies.

Securities prices in non-U.S. securities markets such as China are subject to political, economic, financial and social factors that may apply in that geographical region. These factors, which could negatively affect the securities markets of countries in the region, include the possibility of recent or future changes in the economic and fiscal policies of governments in the region, the possible imposition of, or changes in, laws or restrictions applicable to companies or investments in equity securities in non-U.S. countries, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain non-U.S. countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

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WE AND OUR AFFILIATES AND AGENTS MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE INDEX OR THE MARKET VALUE OF THE NOTES — Deutsche Bank AG, its affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Deutsche Bank AG, its affiliates and agents may have published research or other opinions that are inconsistent with the investment view implicit in the notes. Any research, opinions or recommendations expressed by Deutsche Bank AG, its affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Index.

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THE U.S. TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and no assurance can be given that the IRS or the courts will agree with the characterization and consequences described herein. If the IRS were successful in asserting an alternative characterization or treatment for the notes, the timing and character of income on the notes might differ materially from the description herein. You should consult your own tax adviser regarding the U.S. federal income tax consequences of an investment in the notes (including alternative characterizations and treatments of the notes) as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.”

The Notes may be suitable for you if:

•	You believe the Index will appreciate over the term of the notes;

•	You seek an investment that offers enhanced upside participation, full downside participation and no principal protection;

•	You are willing to forgo dividends paid on the component stocks underlying the Index in exchange for enhanced returns if the Index appreciates;

•	You are willing and able to hold the notes to maturity; and

•	You do not seek current income from this investment.

The Notes may not be suitable for you if:

•	You do not believe the Index will appreciate over the term of the notes;

•	You seek an investment that is principal protected;

•	You prefer to receive the dividends paid on the component stocks underlying the Index;

•	You are unwilling or unable to hold the notes to maturity;

•	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings;

•	You seek current income from your investments; or

•	You seek an investment for which there will be an active secondary market.

The Hang Seng China Enterprises Index

We have derived all information contained in this term sheet regarding the Hang Seng China Enterprises Index, including, without limitation, its composition, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of HSI Services Limited (“HSI”) and is subject to change at the discretion of HSI Services. We make no representation or warranty as to the accuracy or completeness of such information. HSI is under no obligation to continue to publish, and may discontinue or suspend the publication of, the Hang Seng China Enterprises Index at any time.

Hang Seng China Enterprises Index Composition and Maintenance

The Hang Seng China Enterprises Index is compiled, published and managed by HSI, a wholly-owned subsidiary of the Hang Seng Bank. The Hang Seng China Enterprises Index was launched on August 8, 1994 as a market-capitalization weighted index consisting of all the Hong Kong listed H-shares of Chinese enterprises one year after the first H-share company was listed on The Stock Exchange of Hong Kong Ltd. (“SEHK”). H-shares are Hong Kong listed shares, traded in Hong Kong dollars, of Chinese state-owned enterprises. With the launch of the 200-stock Hang Seng Composite Index (“HSCI”) on October 3, 2001, the Hang Seng China Enterprises Index became part of the Hang Seng Composite Index Series (the “HSCI Series”). Since then, constituents of the Hang Seng China Enterprises Index comprise only the largest H-share companies included in the HSCI. The Hang Seng China Enterprises Index had a base value of 1,000 at launch, but was rebased on October 3, 2001 following the launch of the HSCI Series with a value of 2,000 on January 3, 2000 to align the Hang Seng China Enterprises Index with the HSCI Series. As of September 11, 2006, the Hang Seng China Enterprises Index had 37 constituents. The Hang Seng China Enterprises Index is reviewed semi-annually at the same time as the HSCI Series. H-Share companies joining or leaving the HSCI are automatically included or excluded from the Hang Seng China Enterprises Index.

To be included in the HSCI and be eligible for inclusion in the Hang Seng China Enterprises Index, a component stock must have a primary listing on the Main Board of the SEHK, and the issuer of such component stock must not have (i) a secondary listing in Hong Kong, (ii) stocks listed on the Growth Enterprises Market or (iii) preference shares, debt securities or other derivatives. A component stock is removed from the HSCI following the semi-annual review process if (a) it experienced more than 20 trading days without turnover during the preceding 12 months (excluding days on which such component stock was suspended from trading) or (b) the component stock’s 12-month average market capitalization rank falls to the 240th position or below. Component stocks with less than one year listing history are counted on a pro-rata basis. A component stock is added to the HSCI following the semi-annual review process if (a) it experienced less than 20 trading days without turnover during the preceding 12 months (excluding days on which such component stock was suspended from trading) and (b) the component stock’s 12-month average market capitalization rank rises to the 160th position or above. The number of component stocks in the HSCI is fixed at 200, and, in the event that the number of component stocks that are removed from and added to the HSCI is not the same, the next highest ranking component stock will be added or the next lowest ranking component stock will be removed, as the case may be.

The calculation methodology of the Hang Seng China Enterprises Index changed on March 6, 2006 to a free float-adjusted market capitalization methodology. This free float adjustment aims to exclude from the index calculation long-term core shareholdings that are not readily available for trading. A free float-adjusted factor, which represents the proportion of shares that are free-floating as a percentage of issued shares, is now used to adjust the number of shares for index calculation. A cap of 15% is placed on individual component stock weights in the Hang Seng China Enterprises Index, which are reviewed semi-annually to ensure that no one component stock dominates the Hang Seng China Enterprises Index. If any component stock exceeds 15% of the value of the Hang Seng China Enterprises Index, HSI will cap such component stock’s representation in the Hang Seng China Enterprises Index at 15% until the next following semi-annual review. The following shareholdings are viewed as strategic in nature and are excluded from the Hang Seng China Enterprises Index calculation:

•	shares held by strategic shareholder(s) who individually or collectively control more than 30% of the shareholdings;

•	shares held by director(s) who individually control more than 5% of the shareholdings;

•	shares held by a Hong Kong-listed company which controls more than 5% of the shareholdings as investments; and

•	shares held by shareholder(s) who individually or collectively represent more than 5% of the shareholdings in the company and have a publicly disclosed lock-up arrangement.

License Agreement with HSI

We have entered into an agreement with HSI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Hang Seng China Enterprises Index, which is owned and published by HSI, in connection with certain securities, including the notes.

The Hang Seng China Enterprises Index is published and compiled by HSI pursuant to a license from Hang Seng Data Services Limited. The mark and name of the Hang Seng China Enterprises Index are proprietary to Hang Seng Data Services Limited. HSI and Hang Seng Data Services Limited have agreed to the use of, and reference to, the Hang Seng China Enterprises Index by Deutsche Bank AG in connection with the notes (the “Product”), BUT NEITHER HSI NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HANG SENG CHINA ENTERPRISES INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT STOCK OR DATA UNDERLYING THE HANG SENG CHINA ENTERPRISES INDEX; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HANG SENG CHINA ENTERPRISES INDEX OR ANY COMPONENT STOCK OR DATA UNDERLYING THE HANG SENG CHINA ENTERPRISES INDEX FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HANG SENG CHINA ENTERPRISES INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the Hang Seng China Enterprises Index and any of the related formulae, component stocks underlying the Hang Seng China Enterprises Index and factors may at any time be changed or altered by HSI without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR

LIABILITY IS ACCEPTED BY HSI OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SENG CHINA ENTERPRISES INDEX BY DEUTSCHE BANK AG IN CONNECTION WITH THE PRODUCT; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HSI IN THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HANG SENG CHINA ENTERPRISES INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE PRODUCT OR ANY OTHER PERSON DEALING WITH THE PRODUCT AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HSI AND/OR HANG SENG DATA SERVICES LIMITED in connection with the Product in any manner whatsoever by any broker, holder or other person dealing with the Product. Any broker, holder or other person dealing with the Product does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on HSI and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and HSI and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Discontinuation of the Hang Seng China Enterprises Index; Alteration of Method of Calculation

If HSI discontinues publication of the Hang Seng China Enterprises Index, and HSI or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion, to be comparable to the discontinued the Hang Seng China Enterprises Index (such index being referred to herein as a “Hang Seng China Enterprises successor index”), then any Hang Seng China Enterprises Index closing level will be determined by reference to the level of such Hang Seng China Enterprises successor index at the close of trading on the relevant exchanges or markets for the Hang Seng China Enterprises successor index on the Final Valuation Date.

Upon any selection by the calculation agent of a Hang Seng China Enterprises successor index, the calculation agent will cause written notice thereof to be promptly furnished to the trustee, to us and to the holders of the notes.

If HSI discontinues publication of the Hang Seng China Enterprises Index prior to, and such discontinuance is continuing on, the Final Valuation Date, and the calculation agent determines, in its sole discretion, that no Hang Seng China Enterprises successor index is available at such time, or the calculation agent has previously selected a Hang Seng China Enterprises successor index, and publication of such Hang Seng China Enterprises successor index is discontinued prior to, and such discontinuation is continuing on, the Final Valuation Date, then the calculation agent will determine the Hang Seng China Enterprises Index closing level for such date. The Hang Seng China Enterprises Index closing level will be computed by the calculation agent in accordance with the formula for and method of calculating the Hang Seng China Enterprises Index or the Hang Seng China Enterprises successor index, as applicable, last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level that would have prevailed but for such suspension or limitation) at the close of the principal trading session on such date of each security most recently comprising the Hang Seng China Enterprises Index or the Hang Seng China Enterprises successor index, as applicable.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Hang Seng China Enterprises Index or the Hang Seng China Enterprises successor index, as applicable, on the relevant exchange may adversely affect the value of the notes.

If at any time the method of calculating the Hang Seng China Enterprises Index or a Hang Seng China Enterprises successor index, or the level thereof, is changed in a material respect, or if the Hang Seng China Enterprises Index or a Hang Seng China Enterprises successor index is in any other way modified so that the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index does not, in the opinion of the calculation agent, fairly represent the level of the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index had such changes or modifications not been made, then the calculation agent will, at the close of business in New York City on the Final Valuation Date, make such calculations and adjustments as, in the good faith judgment of the calculation agent, may be necessary in order to arrive at a level of a stock index comparable to the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index, as the case may be, as if such changes or modifications had not been made, and the calculation agent will calculate the Hang Seng China Enterprises Index closing level with reference to the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index, as adjusted. Accordingly, if the method of calculating the Hang Seng China Enterprises Index or a Hang Seng China Enterprises successor index is modified so that the level of the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index is a fraction of what it would have been if there had been no such modification (e.g., due to a split in the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index), then the calculation agent will adjust the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index in order to arrive at a level of the Hang Seng China Enterprises Index or such Hang Seng China Enterprises successor index as if there had been no such modification (e.g., as if such split had not occurred).

Market Disruption Events

Certain events may prevent the calculation agent from calculating the Index closing level on the Final Valuation Date and, consequently, the Index Return. These events may include disruptions or suspensions of trading on the markets as a whole. We refer to these events individually as a “market disruption event.”

With respect to the Index, a “market disruption event” means:

•

a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) on the relevant exchanges (as defined below) for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such relevant exchange; or

•

a breakdown or failure in the price and trade reporting systems of any relevant exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the level of the Index (or the relevant successor index) during the one hour preceding the close of the principal trading session on such relevant exchange are materially inaccurate; or

•

a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts related to the Index (or the relevant successor index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts;

in each case, as determined by the calculation agent in its sole discretion; and

•

a determination by the calculation agent in its sole discretion that the event described above materially interfered with our ability or the ability of any of our affiliates to adjust or unwind all or a material portion of any hedge with respect to the notes.

For the purpose of determining whether a market disruption event exists at any time, if trading in a security included in the Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the disrupted Index shall be based on a comparison of:

•	the portion of the level of the disrupted Index attributable to that security relative to

•	the overall level of the disrupted Index

in each case, immediately before that suspension or limitation.

For purposes of determining whether a market disruption event has occurred:

•

a limitation on the hours or number of days of trading will not constitute a market disruption event if it results from an announced change in the regular business hours of the relevant exchange or market;

•

limitations pursuant to the rules of any relevant exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts on the Index by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts; or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Index; and

•

a “suspension, absence or material limitation of trading” on any relevant exchange or on the primary market on which futures or options contracts related to the Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

“Relevant exchange” means the primary exchange or market of trading for any security (or any combination thereof) then included in the Index or any successor index.

Historical Information

The following graph sets forth the historical performance of the Index based on the daily Index closing levels from January 2, 2002 through February 20, 2007. The Index closing level on February 20, 2007 was 9957.76. We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Index Ending Level. We cannot give you assurance that the performance of the Index will result in the return of your initial investment.

Supplemental Underwriting Information

UBS Financial Services Inc. and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive discounts and commissions that will depend on market conditions on the Trade Date. In no event will such discounts and commissions exceed $0.35 per $10.00 principal amount of notes. See “Underwriting” in the accompanying product supplement.